Exhibit 23.3

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-2, No. 333-                ) and related Prospectus of Cygne Designs, Inc. for the registration of 10,500,000 shares of its common stock and to the incorporation by reference therein of our report dated April 26, 2005, with respect to the financial statements of Commerce Clothing Company LLC for the year ended December 31, 2004 included in Cygne Designs, Inc.’s Form 8-K/A dated September 23, 2005 filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

Los Angeles, California

September 23, 2005